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SCUDDER RREEF REAL ESTATE FUND, INC.

ARTICLES SUPPLEMENTARY

	Scudder RREEF Real Estate Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT")
that:

	FIRST:	Under a power contained in Title 3, Subtitle 8 of the Maryland General
Corporation Law (the "MGCL"), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the "Board of Directors") at a meeting duly called and held, the
Corporation elects, notwithstanding any provision in its charter or Bylaws to the contrary, to be subject to Section 3-804(b) and (c) of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

	SECOND:	The election to become subject to Section 3-804(b) and (c) of the MGCL has been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

	THIRD:  The undersigned President of the Corporation acknowledges these Articles
Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

	IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its
Secretary on this 4th day of February, 2005.


ATTEST:                      	SCUDDER RREEF REAL ESTATE FUND, INC.



/s/ John Millette     	By: /s/ Julian Sluyters (SEAL)
John Millette, Secretary        	Julian Sluyters, President


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